Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(480) 367-5015
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Reaffirms Guidance and Files for Extension
for Form 10-K Filing
SPRINGFIELD, Mass., July 29, 2005 — Smith & Wesson Holding Corporation (AMEX: SWB), parent company of Smith & Wesson Corp., the legendary 153-year old, global provider of products and services for safety, security, protection and sport, today reaffirmed its guidance for fiscal 2005 revenue and earnings, before taking into account expected adjustments to reflect the early adoption of Statement of Financial Accounting Standards No. 123(R) “Share – Based Payment (Revised)”. The Company also announced that it will file with the Securities and Exchange Commission (SEC) a Form 12b-25 Notification of Late Filing pursuant to Rule 12b-25 of the Securities Exchange Act of 1934 to obtain an automatic extension to file its Form 10-K for the year ended April 30, 2005, due to the adoption of SFAS 123(R).
Michael Golden, President and CEO, said, “We have completed our fundamental accounting work relative to fiscal 2005 and are now concluding the large amount of additional work necessary to early adopt SFAS 123(R).”
On June 29, 2005, the Company said it continued to expect net product sales for fiscal 2005 to be approximately $124 million, a 5% increase over the $117.9 million reported for fiscal 2004. Firearms sales for fiscal 2005 are expected to increase by approximately 11% over fiscal 2004 levels. Income for fiscal 2005 is expected to be between $5.1 million and $5.9 million, or $0.14 and $0.17 per fully diluted share, compared with $1.4 million, or $0.04 per fully diluted share, for fiscal 2004, not including adjustments related to APB 25, and the early adoption of SFAS 123(R). Although the Company is still calculating the precise effect of the adoption of SFAS 123(R), it expects that the early adoption of SFAS 123(R) will result in a reduction in net income of between $1.0 million and $1.2 million, or between $.03 and $.04 per diluted share, for fiscal 2004 and between $400,000 and $600,000, or between $.01 and $.02 per diluted share, for fiscal 2005.
Golden continued, “We expect to complete our work relative to the early adoption of SFAS 123(R) within the automatic extension timeframe, and look forward to sharing our detailed results for fiscal 2005 and our plans for fiscal 2006.”
The Company plans to discuss its actual financial results for the fourth quarter and full year ended April 30, 2005 as well as its outlook for fiscal 2006 on a teleconference and web cast to be held in conjunction with the announcement of those results.
About Smith & Wesson

Smith & Wesson Corp. is one of the world’s largest providers of firearms, accessories and services for the global safety, security, protection, and sport markets. The company manufactures firearms and handcuffs for law enforcement customers, and is home to America’s longest-running firearms training facilities for America’s public servants. The company also markets a variety of products including firearm safety/security devices, shooting protective gear, knives, apparel, footwear and other accessory lines. The Company is based in Springfield, Mass., with manufacturing facilities in Springfield and Houlton, Maine. Contact (800) 331-0852 or log on to www.smith-wesson.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements and guidance regarding the Company’s anticipated sales, growth rates, earnings and financial performance for the fiscal year ended April 30, 2005 as well as the effect of the early adoption of SFAS 123(R) on its financial results.. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the ability to produce financial results that fall within expected ranges; the Company’s strategies; demand for the Company’s products; and other risks detailed from time to time in the Company’s reports filed with the SEC.